Exhibit 99.1

Nxu, Inc. Announces $3.0 Million Public Offering of Common Stock

MESA, Ariz., October 19, 2023 (GLOBE NEWSWIRE) -- Nxu, Inc., (NASDAQ: NXU) (“Nxu” or “the Company”), a domestic technology company developing and manufacturing innovative EV charging and energy storage solutions for the infrastructure we need to power our electrified future, today announced the pricing of a public offering of 86,000,000 shares of Class A common stock at a public offering price of $0.035 per share. The gross proceeds of the offering to the Company, before deducting placement agent fees and commissions and other offering expenses, are expected to be approximately $3.0 million.

The offering is expected to close on or about October 23, 2023, subject to customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

The offering is being conducted pursuant to the Company's registration statement on Form S-1, as amended, (File No. 333-274910) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on October 19, 2023. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Nxu, Inc.

Nxu, Inc. is a domestic technology company leveraging its intellectual property and innovations to support e-Mobility and energy storage solutions. Driving the energy future, Nxu is developing an ecosystem of industry-leading grid level energy storage solutions, charging infrastructure and over-air cloud management – encompassed by Nxu’s seamless subscription-based models. For more information, visit www.nxuenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievements to materially differ from those expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding, among other things, the offering, sale of shares of Class A common stock and our ability to complete the offering. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent annual report on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at www.nxuenergy.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:
Media Contact
Amy O’Hara
Nxu, Inc.
info@nxuenergy.com

Investor Contact
Nxu, Inc.
Investors@nxuenergy.com